Exhibit 10.1

Bairnco Corporation
300 Primera Boulevard
Lake Mary, Florida  32746

June [___], 2006

[________]

Dear [______]:

Bairnco Corporation, a Delaware corporation (“Bairnco”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Bairnco and its shareholders.  Bairnco recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among Bairnco’s management, may result in the departure or distraction of Bairnco’s key employees to the detriment of Bairnco and its shareholders.  Therefore, Bairnco’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of its key employees to their assigned duties without distraction in circumstances arising from the possibility of a change in control of Bairnco.  In particular, the Board believes it important, should Bairnco or its shareholders receive a proposal for transfer of control of Bairnco, that you be able to assess and advise the Board whether such proposal would be in the best interests of Bairnco and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

In order to induce you to remain in Bairnco’s employ, this letter sets forth the severance benefits which will be provided to you in the event your employment is terminated in connection with a "change in control" of Bairnco.

1.

Agreement to Provide Services; Right to Terminate.  Except as otherwise provided herein, Bairnco or you may terminate your employment at any time, subject to Bairnco's paying the benefits specified in accordance with the terms of this letter.  In the event a tender offer or exchange offer is made, or is outstanding as of the date hereof, by any person, entity or group for more than 20% of the combined voting power of Bairnco’s outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities") you agree that you will not leave the employ of Bairnco (other than as a result of death, Disability or Retirement) until such tender offer or exchange offer has been abandoned or terminated or a Change in Control has occurred.

2.

Term.  The terms of this letter shall be effective from the date hereof and shall continue in effect until December 31, 2007; provided, however, that commencing on January 1, 2008 and each January 1 thereafter, the terms of this letter shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, Bairnco or you shall have given notice that this letter shall not be extended; and provided, further, that, notwithstanding the delivery of any such notice, this letter shall continue in effect for a period of twenty-four (24) months after a Change in Control, if such Change in Control shall have occurred during the term of this letter, as it may be extended by the first proviso set forth above.  The terms of this letter shall terminate if you or Bairnco terminate your employment prior to a Change in Control.

3.

Change in Control.  For purposes of this letter, a "Change in Control" means the first to occur of the following events:

(i)

the acquisition by any person, entity or group, other than Bairnco, its subsidiaries or any employee benefit plan of Bairnco or its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Act of 1933 (the “Act”)) of 35% or more of the then outstanding shares of Voting Securities;

(ii)

when individuals who, as of the beginning of any 24-month period, constitute the Board at the beginning of such period (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election, or nomination for election by Bairnco's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Bairnco, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be considered as though such person were a member of the Incumbent Board; or

(iii)

the approval by Bairnco’s stockholders of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of Bairnco immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, (B) a liquidation or dissolution of Bairnco or (C) the sale of all or substantially all of the assets of Bairnco.

1.

Qualifying Termination.  You shall be entitled to the severance benefits set forth herein if your employment with Bairnco is terminated within twenty-four (24) months after a Change in Control, unless such termination is (a) because of your death or Retirement, (b) by Bairnco for Cause or Disability or (c) by you other than for Good Reason (a “Qualifying Termination”).  For purposes of this agreement:

(i)

“Disability” means your total disability as determined in accordance with the terms of Bairnco's long-term disability plan, as in effect from time to time;

(ii)

“Cause” means gross neglect or willful and continuing refusal by you to substantially perform your duties in at least substantially the same manner as performed prior to the Change in Control (other than due to Disability) or your conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude;

(iii)

“Good Reason” means a material reduction in your compensation, a material reduction in your responsibilities or the relocation of your principal place of employment to another location, in each case without your written consent; and

(iv)

“Retirement” means termination of employment in accordance with the retirement provisions of the Bairnco Corporation 401(k) Savings Plan or any other retirement plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, that is maintained by Bairnco or any of its subsidiaries.

1.

Compensation Upon Qualifying Termination.  If you experience a Qualifying Termination, you shall be entitled to the following benefits:

•

An amount in cash equal to one times the sum of (a) your highest annual rate of base salary in the last twelve (12) months immediately preceding your termination and (b) the higher of (i) your average annual bonus for the last two (2) completed fiscal years or (ii) your target annual bonus for the fiscal year in which your employment terminates.  Such amount shall be payable in equal installments over the 12-month period following your Qualifying Termination and in accordance with Bairnco’s payroll practices.

•

For one year following your Qualifying Termination, you and your eligible spouse, dependants and beneficiaries will continue to be eligible to participate in Bairnco’s medical, dental, disability, life and other welfare insurance plans, subject to your continuing to make any required contribution to such plans (or Bairnco will provide equivalent benefits for such period); provided that such continued benefits shall cease upon your becoming eligible for comparable benefits from a subsequent employer.

•

At the time annual bonuses for the fiscal year in which your Qualifying Termination occurs are paid, a pro-rata annual bonus equal to the greater of (i) an amount based upon actual performance under the annual bonus plan for such fiscal year (determined as of the date of your Qualifying Termination by the Board or management in their discretion) and (ii) your average annual bonus for the last two (2) completed fiscal years, to the extent not otherwise paid.

If severance is paid pursuant to this letter, you shall not be entitled to severance pay under any other severance plan or arrangement of Bairnco.

1.

Successors; Binding Agreement.  If a Successor does not assume the obligations of this letter by operation of law, Bairnco will require, by written request at least five business days prior to the time a person becomes a Successor, to have such person by agreement assent to the fulfillment of Bairnco's obligations under this letter.  Notwithstanding anything in this letter to the contrary, failure of such person to furnish such assent prior to the time such person becomes a Successor shall constitute “Good Reason.”  For purposes of this letter, "Successor" means any person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), Bairnco's business directly, by merger or consolidation, or indirectly, by purchase of the Voting Securities or otherwise.  This letter shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  For purposes of this letter, "Bairnco" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which Bairnco ceases to exist.

2.

Taxes.  All payments to be made to you under this letter will be subject to required withholding of federal, state and local income and employment taxes.

3.

Miscellaneous.  No provision of this letter may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and Bairnco.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this letter.  The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of New York.  Determinations, interpretations, or other actions made or taken by Bairnco relating to this letter agreement shall be final, binding, and conclusive for all purposes and upon all persons.

Exhibit 10.1

Please acknowledge your agreement with the foregoing by countersigning this letter in the space provided below, whereupon it will be a binding agreement among us.  This letter may be executed in any number of counterparts, each of which shall be an original, but such counterparts will together constitute one instrument.

BAIRNCO CORPORATION

By:  _______________________________
       Name:  Luke E. Fichthorn
      Title:    Chairman and CEO

Agreed to and Accepted:

__________________________________
[____________]

Date